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                                                                      EXHIBIT 21

                          SUBSIDIARIES OF REGISTRANT

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                                                                 Names under which
                                      Place of Incorporation     doing business
                                      -------------------------  ---------------------------

1.   Voice Systems Technology Inc.    Delaware                   Boston Communications Group

2.   Cellular Express, Inc.           Massachusetts              Boston Communications Group

3.   BCG Securities Corp.             Massachusetts              Boston Communications Group

4.   BCGII Foreign Sales Corp.        Barbados                   BCGII Foreign Sales Corp.

5.   BCG de Mexico, S.r.l.            Mexico                     Boston Communications Group
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